Exhibit 2.1

EXCHANGE AGREEMENT

This Exchange Agreement (“Agreement”) is made this 30th day of May, 2012 by and between William A. Lambos, Ph.D. and Peter A. Hannouche (hereinafter respectively referred to individually as a “Member” and collectively as the “Members”), of CNS-WELLNESS FLORIDA, LLC, a Florida limited liability company d/b/a Cognitive Neuro Sciences (hereinafter referred to as “CNS”), and WELLNESS CENTER USA, INC., an Illinois corporation (hereinafter referred to as the “Company”), collectively (hereinafter referred to as “The Parties”).

RECITALS:

The Company is engaged in the business of selling vitamins and supplements through an“online store” (the “Project”).

CNS is engaged in the business of providing psychological and bio-physiological, EEG-based assessments and treating developmental, behavioral and related disorders and disregulations through multimodal neurotherapy and related interventions (the “Services”).

The Company wishes to expand into other areas of the health-care field which are complementary with the Project, so that it might increase the potential value of issued and outstanding shares of common stock in the Company (“Shares”).

The Members own or control all issued and outstanding limited liability company interests in CNS (“Interests”) and wish to expand CNS’ provision of Services so that it might increase the potential value of the Interests.

The Company and the Members believe that their wishes for expansion, and to increase the potential the value of the Shares and the Interests, respectively, may be advanced through an exchange of Shares and Interests pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals and the respective representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Certain Definitions

As used in this Agreement, and in addition to any other defined terms used herein, each of the following terms shall have the following meaning:

1.1

Affiliate.  "Affiliate" of a Person shall mean a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the first Person.

1.2

Associate.  "Associate" of a Person shall mean (i) an Affiliate of such Person; or (ii) a relative or spouse of such Person, or a relative of such spouse; or (iii) any trust or other estate in which such Person (or any relative or spouse of such Person) has a substantial beneficial interest or as to which such Person (or any relative or spouse of such Person, or a relative of such spouse) serves as a trustee or in a similar fiduciary capacity.

1.3

Closing.  "Closing" shall mean the delivery of the documents and materials described in Section 3.

1.4

Closing Date.  "Closing Date" has the meaning set forth in Section 3.1.

1.5

ERISA.  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.6

Financial Statements.  "Financial Statements" shall meaning the financial statements of CNS and the Company, respectively, as further identified herein.

1.7

Indebtedness.  "Indebtedness" shall mean (i) all obligations for borrowed money, whether current or funded, secured or unsecured; (ii) all obligations on the deferred purchase price of any property or services; (iii) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller, owner or lender under such agreement in the event of a default may be limited to repossession or sale or such property); (iv) all obligations secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such mortgage or Lien; (v) all obligations under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases; (vi) any obligation in respect of bankers' acceptances or letters of credit; (vii) any obligations secured by Liens on property, whether or not such obligations were assumed at the time of acquisition of such property; (viii) all obligations of a type referred to in clause (i), (ii), (iii), (iv), (v), (vi) or (vii) above which is directly or indirectly guaranteed by any Affiliate; (ix) any accrued and unpaid interest or other charges on any of the foregoing obligations; (x) present, future or contingent payment obligations under any qualified or non-qualified welfare, benefit or other plan, agreement or arrangement with any former or present employee or Associate of such employee; (xi) Taxes; and (xii) all other forms of obligations except trade accounts payable and accrued expenses incurred in the ordinary course of business.

1.8

Intellectual Property.  "Intellectual Property" shall mean  trademarks, service marks, trade names, trade dress, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, patent and patent applications, and inventions, processes, designs, formulae, trade secrets, know-how, confidential information, and all similar intellectual property rights, and licenses of any of the foregoing.

1.9

Lien.  "Lien" shall mean any mortgage, trust deed, pledge, security interest, claim, charge or encumbrance of any kind.

1.10

Material and Materially.  “Material” and “Materially”, unless otherwise specifically defined, shall mean and include any specified item, event or matter which, in the aggregate, results in, or may have as a result, an impact which exceeds or may exceed $25,000.00.

1.11

Person.  "Person" shall mean any individual, business corporation, municipal or not-for-profit corporation, trust, general or limited partnership, limited liability company, joint venture, unincorporated association, joint stock company, or any other entity or organization of any kind, and any governmental entity, including any agency or political subdivision thereof.

1.12

Securities Act.  "Securities Act" shall mean the Securities Act of 1933.

1.13

Tax Returns.  "Tax Returns" shall mean all returns, amended returns, declarations, statements, reports, information statements, declarations of estimated taxes, backup withholding returns or reports and other documents required to be filed in respect of Taxes.

1.14

Taxes.  "Taxes" shall mean all federal, state, municipal, local and foreign taxes, customs, duties, fees, levies, assessments or charges of any kind whatever including, but not limited to, income, alternative minimum income, franchise, profits, windfall profits, gross receipts, excise, sales, use, license, lease, service, service use, transaction, occupation, severance, stamp, premiums, energy, environmental, withholding, payroll, employment, unemployment, Social Security, worker's compensation, ad valorem, real or personal property, and capital taxes, and any interest, penalties, additions to tax or other additional amounts with respect thereto.

ARTICLE II

Exchange of Shares and Interests

2.1

Exchange of Shares and Interests. Subject to the provisions of this Agreement, the Members are prepared to transfer to the Company all of the Interests in consideration of the Company’s issuance of 7.3 Million Shares to the Members, which Shares will be issued in equal amounts to the Members or as they may direct at the Closing.

ARTICLE III

The Closing

3.1

Time and Place of Closing.  The Closing shall take place at the offices of the Company’s attorneys, Rieck and Crotty, P.C., 55 West Monroe Street, Suite 3390, Chicago, Illinois  at 11:00 A.M. Central Standard Time, on July 30, 2012 or at such other time, date or place as may be mutually agreed by the parties (the “Closing Date”).

3.2

Exchange and Transfer of the Shares and Interests.  At the Closing, the Company shall exchange and transfer the Shares to the Members in the manner hereinafter provided, and the Members shall acquire and accept the Shares solely for and in consideration of the Interests, which shall be delivered to the Company at Closing.

3.3

Deliveries by the Members to the Company.  At the Closing, the Members will deliver to the Company the following:

(a)

Certificates and assignments duly executed by the Members in favor of the Company and representing 100% of the Interests in CNS;

(b)

Certificate of Good Standing for CNS;

(c)

Any consents required from the members and managers of CNS;

(d)

Any consent required under any Material Contract or Lease relating to the assets or business of CNS including, but not limited to, any and all licenses required to continue operation of CNS’ operations in the manner conducted prior to the Closing, duly executed in favor of the Company; and

(e)

Employment Agreement in form acceptable to the Company and the Members, duly executed by each Member and including, among other things, non-disclosure, non-solicitation and non-compete provisions effective for the term of employment and extending for a period of one year following termination of employment. Further, the parties agree that upon Closing the Board of Directors of the Company will appoint each of the Members to fill a vacancy on the Board of Directors of the Company, each to serve until the next annual meeting of the shareholders or until his successor is duly elected.

3.4

Deliveries by the Company to the Members.  At the Closing, the Company will deliver to the Members the following:

(a)

Certificates representing the Shares, issued in the names of the Members and/or as otherwise directed by the Members.

(b)

Certificate of Good Standing for the Company;

(c)

Any consents required from shareholders and directors of the Company; and

(d)

Any consent required under any Material Contract or Lease relating to the assets or business of the Company, duly executed in favor of Members.

ARTICLE IV

Representations and Warranties of the Members

Except as disclosed in the Schedules and Exhibits attached hereto (individually referred to as a “Schedule” or “Exhibits” and collectively as “Schedules” or “Exhibits”) as referenced to  in the specific Section or Sections hereof to which the disclosure, Exhibit or Schedule pertains, each Member represents and warrants to the Company as follows:

4.1

Title to the Interests.  He owns, beneficially and of record, all of his Interests in CNS, free and clear of any Liens and Indebtedness.

4.2

Organization; Qualification.  CNS is a limited liability company duly organized, validly existing and in good standing under the laws of its organization.  CNS has the corporate power and authority to own all of its properties and assets and to carry on the business as presently conducted and is qualified as a foreign corporation in any  jurisdiction where the failure to be so qualified would have a Material adverse effect on CNS, its business or operations.

4.3

Authority Relative to this Agreement.  Each Member has full and complete power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby as they relate to such Member.  The execution and delivery of this Agreement by each Member and any and all related agreements and documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized.  When executed and delivered, this Agreement, and all related agreements  and documents, shall have been duly and validly executed and delivered by Members and will not violate, constitute or cause a default, or result in any loss of a Material right under, any provision of law or the articles of organization and operating agreement of CNS, or any rule, regulation, order, judgment, decree, contract, instrument or agreement to which any Member is subject, or to which either is a party, and will not result in any termination, acceleration or maturity of any liability, Indebtedness or obligation of any Member.  This Agreement constitutes, and when executed and delivered each of the related agreements and documents shall constitute, a valid and binding obligation of the Members.

4.4

Governmental Authorization and Compliance.  Schedule 4.4 sets forth a complete and accurate list of all licenses, franchises, permits and other governmental authorizations relating to the assets and business operations of CNS.  There are no violations of any such license, franchise, permit and other governmental authorization, nor are there any proceedings pending or threatened to revoke or limit any such license, franchise, permit, or other governmental authorization, except for those instances where such violation, revocation or limitation will not have a Material adverse effect the assets or business operations of  CNS.

4.5

Capitalization.  The records of CNS delivered by the Members to the Company report accurately the authorized capitalization of CNS and the number of Interests presently outstanding and issued, all of which are duly authorized, validly issued, fully paid and non-assessable.  There are no outstanding preemptive rights, subscriptions, warrants, options, contracts, calls or other rights of any kind with regard to any Interests or any other security of CNS of any kind, and there are no other obligations or commitments of CNS relating to any Interests or any other security of any kind.

4.6

Financial Statements.   The Members have previously furnished the Company a complete and accurate copy of the balance sheet for each of the two most recent fiscal year ends, and for the interim period ended March 30, 2012 and the related statements of income and retained earnings for said periods (the "Financial Statements").  The Financial Statements fairly present  the financial position of CNS as of the respective dates, and the results of its operations and changes in financial position for the periods covered thereby, and except to the extent otherwise set forth in the footnotes contained therein have been prepared in accordance with generally accepted accounting principles consistently applied.

4.7

Title to and Location of Assets.  CNS has good and marketable title to all of its assets, real and personal, tangible and intangible, including those capitalized on or included in the Financial Statements, except only for properties and assets disposed of in the ordinary course of business.

4.8

Leases.  Schedule 4.8 lists all real and personal property leases ("Leases") to which CNS is a party or by which either may be bound.  CNS is not in default in any Material respect under the terms of any Lease.  Each Lease is valid, binding and enforceable, in accordance with its terms, against each party thereto.

4.9

Material Contracts.  Schedule 4.9 lists all Material contracts, agreements, instruments, and commitments arising from or relating to the assets and business operations of CNS or to which it is bound.  All contracts, agreements, instruments, and other commitments described in this Section 4.9 are in full force and effect and CNS has complied with the provisions thereof.

4.10

Intellectual Property.  Schedule 4.10 sets forth a list of all registered trademarks, registered copyrights, patents and patent applications owned or used by CNS in its business operations.  To the knowledge of the Members, no other Person possesses any right, title or interest in, to or under such Intellectual Property.  There is no pending or, to the knowledge of the Members, threatened claim or litigation against CNS contesting its right, title or interest with respect to any such Intellectual Property and such Intellectual Property does not infringe, violate or require the use of any consent, trademark, trade name, license, copyright, trade secret, or other proprietary asset of any other Person.

4.11

Labor Relations.     There are no controversies pending between CNS and any of its present or former employees which: (a) affect, or can reasonably be expected to affect, adversely and Materially, its assets or business operations; or (b) relate to any effort to prevent, restrict or delay consummation of any of the transactions contemplated by this Agreement.

4.12

Employment Agreements.  There are no written or oral agreements with any employees of CNS which are not terminable upon notice of thirty (30) days or less.

4.13

Employee Benefit Plans.  There are no employee benefit plans within the meaning of applicable law that affect employees of CNS.

4.14

Maintenance of Tangible Assets.  The assets of CNS have been and will be from the date hereof through the Closing Date, maintained in good and operable condition ordinary wear and tear excepted.

4.15

Accounts Receivable.  Accounts receivable are fairly reported in the Financial Statements, arose in the ordinary course of business and are the result of arm’s length, bona fide transactions.

4.16

Litigation.  There are no actions, suits, claims, investigations or proceedings legal, administrative or arbitrative) pending or, to the best knowledge of Members, threatened, against Members, CNS or any officer, manager or employee thereof, whether at law or in equity and whether civil or criminal in nature, before or by any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality.

4.17

Absence of Changes.  Since the date of the Financial Statements, CNS has operated in the ordinary course, and there has been no: (a) Material adverse change in the operations, properties or condition (financial or otherwise); (b) damage, destruction or loss (whether or not covered by insurance) Materially and adversely affecting the assets or business operations or that could reasonably be expected to affect, Materially and adversely, the assets or business operations thereof

4.18

Insurance.  Schedule 4.18 is a complete and accurate list of all currently effective policies of insurance of which CNS is the owner or insured or covering any of its assets or business operations, indicating for each policy the carrier, risks insured, the amounts of coverage, deductible, and expiration date.  All such policies are in full force and effect, all premiums due thereon have been paid, and CNS has complied in all Material respects with the provisions of such policies.

4.19

Taxes.  All Tax Returns required to be filed by or on behalf of CNS  have been duly filed on a timely basis and such Tax Returns are complete and accurate.  All Taxes due and payable have been paid in full on a timely basis.  CNS has withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, creditor, independent contractor, or other Person.  The liability for unpaid Taxes for all periods ended on or prior to the date of this Agreement included in the Financial Statements does not exceed the liability accruals for Taxes (excluding reserves for deferred Taxes) reflected in such Financial Statements.

4.20

Environmental Matters.  (a) CNS  has been, and at the Closing will be, in compliance in all Material respects and with all federal, state and local statutes, laws, ordinances, orders, rules, regulations, and moratoria relating to operation and occupancy of its  assets and business operations.  CNS has not at any time received any notice alleging any non-compliance with or potential liability pursuant to any of such statutes, laws, ordinances, orders, rules, regulations, or moratoria.

(b)   There is no underground storage tank or hazardous waste, substance, chemical, or other condition or use of CNS’s assets or their vicinity, whether natural or man-made, which poses a present or potential threat of damage to the health of persons, to property, to natural resources, or to the environment.

(c)    CNS has no liability, responsibility or obligation, whether fixed, unliquidated, absolute, contingent or otherwise, under any federal, state or local environmental laws or regulations, including any liability, responsibility, or obligation for fines or penalties, or for investigation, expense, removal, or remedial action to effect compliance with or discharge any duty, obligation, or claim under any such laws or regulations, and, to the knowledge of the Members there is no reason to believe that any such claims, actions, suits, proceedings, or investigations under such laws or regulations exist or may be brought or threatened.

4.22

Schedules.  All of the Schedules provided by and attached to this Agreement by the Members are complete and accurate in all respects.  Schedules may be attached at any time prior to Closing, and subject to acceptance by each other party.

ARTICLE V

Representations and Warranties of the Company

Except as disclosed in the Schedules and Exhibits attached hereto (individually referred to as a “Schedule” or “Exhibits” and collectively as “Schedules” or “Exhibits”) as referenced to  in the specific Section or Sections hereof to which the disclosure, Exhibit or Schedule pertains, the Company represents and warrants to the Members as follows:

5.1

Organization; Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of its organization.  The Company has the corporate power and authority to own all of its properties and assets and to carry on the business as presently conducted and is qualified as a foreign corporation in any  jurisdiction where the failure to be so qualified would have a Material adverse effect on the Company, its business or operations.

5.2

Authority Relative to this Agreement.  The Company has full and complete power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby as they relate to the Company.  The execution and delivery of this Agreement by the Company and any and all related agreements and documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized.  When executed and delivered, this Agreement, and all related agreements  and documents, shall have been duly and validly executed and delivered by the Company and will not violate, constitute or cause a default, or result in any loss of a Material right under, any provision of law or the articles of incorporation and bylaws of the Company, or any rule, regulation, order, judgment, decree, contract, instrument or agreement to which the Company is subject, or to which it is a party, and will not result in any termination, acceleration or maturity of any liability, Indebtedness or obligation of the Company.  This Agreement constitutes, and when executed and delivered each of the related agreements and documents shall constitute, a valid and binding obligation of the Company.

5.3

Governmental Authorization and Compliance.  Schedule 4.4 sets forth a complete and accurate list of all Material licenses, franchises, permits and other governmental authorizations relating to the assets and business operations of the Company.  There are no violations of any such license, franchise, permit and other governmental authorization, nor are there any proceedings pending or threatened to revoke or limit any such license, franchise, permit, or other governmental authorization, except for those instances where such violation, revocation or limitation will not have a Material adverse effect the assets or business operations of the Company.

5.4

Capitalization.  The corporate records of the Company delivered by the Company to the Members report accurately the authorized capital stock of the Company and the number of shares of stock presently outstanding and issued, all of which is duly authorized, validly issued, fully paid and non-assessable.  Except as set forth in Schedule 5.4, there are no outstanding preemptive rights, subscriptions, warrants, options, contracts, calls or other rights of any kind with regard to any shares of stock or any other security of the Company of any kind, and there are no capital appreciation rights, phantom stock plans, securities with profit participation rights or features, or similar obligations or commitments of the Company.

5.5

Financial Statements.   The Company has previously furnished the Members a complete and accurate copy of the balance sheet for each of the two most recent fiscal year ends, and for the interim period ended March 30, 2012 and the related statements of income and retained earnings for said periods (the “Financial Statements”).  The Financial Statements fairly present  the financial position of the Company as of the respective dates, and the results of its operations and changes in financial position for the periods covered thereby, and except to the extent otherwise set forth in the footnotes contained therein have been prepared in accordance with generally accepted accounting principles consistently applied.

5.6

Title to and Location of Assets.  The Company has good and marketable title to all of its assets, real and personal, tangible and intangible, including those capitalized on or included in the Financial Statements, except only for properties and assets disposed of in the ordinary course of business.

5.7

Leases.  Schedule 5.7 lists all real and personal property leases ("Leases") to which the Company is a party or by which it may be bound.  The Company is not in default in any Material respect under the terms of any Lease.  Each Lease is valid, binding and enforceable, in accordance with its terms, against each party thereto.

5.8

Material Contracts.  Schedule 5.8 lists all Material contracts, agreements, instruments, and commitments arising from or relating to the assets and business operations of the Company or to which it is bound.  All contracts, agreements, instruments, and other commitments described in this Section 5.8 are in full force and effect and the Company has complied with the provisions thereof.

5.9

Intellectual Property.  Schedule 5.9 sets forth a list of all registered trademarks, registered copyrights, patents and patent applications owned or used by the Company in its business operations.  To the knowledge of the Company, no other Person possesses any right, title or interest in, to or under such Intellectual Property.  There is no pending or, to the knowledge of the Company, threatened claim or litigation against the Company contesting its right, title or interest with respect to any such Intellectual Property and such Intellectual Property does not infringe, violate or require the use of any consent, trademark, trade name, license, copyright, trade secret, or other proprietary asset of any other Person.

5.10

Labor Relations.  There are no controversies pending between the Company and any of its present or former employees which: (a) affect, or can reasonably be expected to affect, adversely and Materially, its assets or business operations; or (b) relate to any effort to prevent, restrict or delay consummation of any of the transactions contemplated by this Agreement.

5.11

Employment Agreements.  There are no written or oral agreements with any employees of the Company which are not terminable upon notice of thirty (30) days or less.

5.12

Employee Benefit Plans.  There are no employee benefit plans within the meaning of applicable law that affect employees of the Company.

5.13

Maintenance of Tangible Assets.  The assets of the Company  have been and  will be from the date hereof through the Closing Date, maintained in good and operable condition ordinary wear and tear excepted.

5.14

Accounts Receivable.  Accounts receivable are fairly reported in the Financial Statements, arose in the ordinary course of business and are the result of arm’s length, bona fide transactions.

5.15

Litigation.  There are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the best knowledge of the Company, threatened, against the Company or any officer, director or employee thereof, whether at law or in equity and whether civil or criminal in nature, before or by any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality.

5.16

Absence of Changes.  Since the date of the Financial Statements, the Company has operated in the ordinary course, and there has been no: (a) Material adverse change in the operations, properties or condition (financial or otherwise); (b) damage, destruction or loss (whether or not covered by insurance) Materially and adversely affecting the assets or business operations or that could reasonably be expected to affect, Materially and adversely, the assets or business operations thereof

5.17

Insurance.  Schedule 5.17 is a complete and accurate list of all currently effective policies of insurance of which the Company is the owner or insured or covering any of its assets or business operations, indicating for each policy the carrier, risks insured, the amounts of coverage, deductible, and expiration date.  All such policies are in full force and effect, all premiums due thereon have been paid, and the Company has complied in all Material respects with the provisions of such policies.

5.18

Taxes.  All Tax Returns required to be filed by or on behalf of the Company   have been duly filed on a timely basis and such Tax Returns are complete and accurate.  All Taxes due and payable have been paid in full on a timely basis.  The Company has withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, creditor, independent contractor, or other Person.  The liability for unpaid Taxes for all periods ended on or prior to the date of this Agreement included in the Financial Statements does not exceed the liability accruals for Taxes (excluding reserves for deferred Taxes) reflected in such Financial Statements.

5.19

Environmental Matters.  (a) The Company has been, and at the Closing will be, in compliance in all Material respects and with all federal, state and local statutes, laws, ordinances, orders, rules, regulations, and moratoria relating to operation and occupancy of its  assets and business operations.  The Company has not  at any time received any notice alleging any non-compliance with or potential liability pursuant to any of such statutes, laws, ordinances, orders, rules, regulations, or moratoria.

(b)   There is no underground storage tank or hazardous waste, substance, chemical, or other condition or use of the Company’ s assets or their vicinity, whether natural or man-made, which poses a present or potential threat of damage to the health of persons, to property, to natural resources, or to the environment.

(c)  The Company has no liability, responsibility or obligation, whether fixed, unliquidated, absolute, contingent or otherwise, under any federal, state or local environmental laws or regulations, including any liability, responsibility, or obligation for fines or penalties, or for investigation, expense, removal, or remedial action to effect compliance with or discharge any duty, obligation, or claim under any such laws or regulations, and, to the knowledge of the Company there is no reason to believe that any such claims, actions, suits, proceedings, or investigations under such laws or regulations exist or may be brought or threatened.

5.20

Schedules.  All of the Schedules provided by and attached to this Agreement by the Company are complete and accurate in all respects.  Schedules may be attached at any time prior to Closing, and subject to acceptance by each other party.

ARTICLE VI

Other Agreements of the Parties

6.1

Expenses.  Whether or not the transactions contemplated are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

6.2

Best Efforts.  Subject to the terms and conditions of this Agreement, each of the parties will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as soon as practicable the transactions contemplated by this Agreement.

6.3

Further Assurances.  From time to time, without further consideration, the Members at their own expense, will execute and deliver, or cause to be executed and delivered, such documents as the Company may reasonably request to more effectively consummate the transactions contemplated hereby.  From time to time, without further consideration, the Company, at its own expense, will execute and deliver, or cause to be executed and delivered, such documents as the Members may reasonably request to more effectively consummate the transactions contemplated hereby.

6.4

Negotiations with Others.  During the period from the date of this Agreement to the Closing Date, neither the Members nor the Company shall, directly or indirectly, engage in discussions or negotiations with any person or entity concerning any possible proposal regarding a sale or transfer of all or any part of the Interests or the assets or business operations of CNS.  The Members agree to disclose to the Company the existence and content of any communication they receive concerning any such possible proposal as soon as practicable after receipt of the communication.

ARTICLE VII

Closing Conditions

7.1

Conditions to Each Party's Obligations.  The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or before the Closing Date of the condition that neither the Members and Company shall be subject to any order, decree or injunction of a court of competent jurisdiction which prevents or delays any of the transactions contemplated by this Agreement or the continuation of CVS’s business in the manner conducted prior to the Closing.

7.2

Conditions to the Obligations of Members.  The obligations of the Members to effect the transactions contemplated hereby shall be further subject to the fulfillment at or before the Closing Date of the following conditions, any one or more of which may be waived by Members:

(a)

Compliance by the Company. The Company shall have performed and complied in all material respects with the provisions contained in this Agreement required to be performed and complied with by it at or before the Closing Date.

(b)

Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement were true and correct in all material respects as of the date of this Agreement and shall also be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except as otherwise contemplated by this Agreement.

(c)

Corporate Authority; Consents; Permits. The Company shall have delivered to Members evidence satisfactory to Members  that the Company   shall have obtained any and all permits, authorizations, lessor consents and approvals of any Person or public body or authority, including shareholders and directors of the Company,  required effectively to transfer the Shares to Members and to continue business operations of the Company in the manner conducted prior to the Closing Date.

7.3

Conditions to the Obligations of the Company.  The obligations of the Company to effect the transactions contemplated hereby shall be further subject to the fulfillment at or before the Closing Date of the following conditions, any one or more of which may be waived by the Company:

(a)

Compliance by the Members.  The Members shall have performed and complied in all material respects with the provisions contained in this Agreement required to be performed and complied with by or before the Closing Date.

(b)

Representations and Warranties.  The representations and warranties of the Members set forth in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall also be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except as otherwise contemplated by this Agreement.

(c)

Authority; Consents; Permits.  The Members shall have delivered to the Company evidence satisfactory to the Company that the Members and/or CNS shall have obtained any and all permits, authorizations, lessor consents and approvals of any Person or public body or authority, including Members and managers of CNS,  required effectively to transfer the Interests to the Company and  to continue business operations of CNS in the manner conducted prior to the Closing Date.

7.4

Other Documents.  Each of the parties will furnish to the other party such certificates of such party's members, shareholders, officers, directors, employees, Associates or Affiliates, or such other documents, as may be reasonably necessary to evidence fulfillment of the conditions set forth in this Article VII as the other party may reasonably request.

ARTICLE VIII

Termination

8.1.

Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)

By the written agreement of Members and the Company;

(b)

By either Members or the Company by written notice to the other hereto after 5:00 p.m. Central Standard Time on July 30, 2012, if the transactions contemplated hereby shall not have been consummated pursuant hereto, unless such date is extended by the mutual written consent of Members and the Company; or

(c)

By either the Members or the Company if: (i) the representations and warranties of the Members or the Company, shall not have been true and correct in all respects as of the date when made; (ii) the Members or the Company shall have failed to perform and comply with, in all material respects, all agreements and covenants required by this Agreement to have been performed or complied with by such parties prior to the time of such termination and such failure to perform or comply shall be incurable or shall not have been cured within a reasonable period of time but not less than ten  days in duration following notice of such failure, provided that the terminating party shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to have been performed or complied with by such terminating party prior to such time; or (iii) any event shall have occurred or any fact or condition shall exist that shall have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated by this Agreement, unless the occurrence of such event or existence of such fact or condition shall be due to the failure of the party seeking to terminate this Agreement or any of its Associates or Affiliates to perform or comply with any of the covenants, agreements, or conditions

8.2

Effect of Termination.  In the event this Agreement is terminated pursuant to the provisions of Section 8.1, this Agreement shall become void and have no effect, without any liability on the part of any party hereto, or any of its members, shareholders, directors, officers, employees, agents, consultants, representatives, agents, Associates or Affiliates.

ARTICLE IX

Miscellaneous Provisions

9.1

Entire Agreement.  This Agreement is to be read together with the Employment Agreements to be delivered by the Members pursuant to Section 3.3 (e), and any default under this Agreement or an Employment Agreement shall constitute a default under the other.   This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements and understandings between the parties with respect thereto.

9.2

Amendment and Modification.  This Agreement may be amended, modified or supplemented only by written agreement signed by each of the parties.

9.3

Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefit thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits the consent of any party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.3.

9.4

Investigations; Survival of Representations and Warranties.  Each of the representations and warranties of the parties contained herein or in any Exhibit, Schedule, certificate, or other document delivered before or at the Closing shall continue and survive the Closing Date.

9.5

Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given if: (a) delivered personally; or (b) mailed by certified mail (return receipt requested), postage prepaid; or (c) sent by overnight courier; or (d) transmitted by telefacsimile, email or other electronic transmission;  to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

(a)  If to a Member to:

CNS Wellness Florida, LLC

d/b/a Cognitive Neuro Sciences

Two Urban Centre

4890 W. Kennedy Blvd, Suite 295

Tampa, FL 33609

(b)  If to the Company:

Wellness Center USA, Inc.

1014 E. Algonquin Road - Suite111

Schaumburg, IL 60173

9.6

Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

9.7

Governing Law.  This Agreement shall be governed by the laws of the State of Illinois as to all matters including, but not limited to, matters of validity, construction, effect, performance and remedies, and, as partial consideration for the other party's execution and performance hereunder each party waives personal service of any and all process upon it, to the extent permitted by law, and consents that all such service of process be made by upon such party at the address and in the manner set forth in Section 9.5 of this Agreement and service so made shall be deemed to be completed upon the earlier of actual receipt or three  days after the same shall have been posted to such party's address.

9.7

Binding Effect and Benefit.  The provisions hereof shall be binding upon, and shall inure to the benefit of, the parties, and their respective heirs, executors, administrators, its successors, and assigns.

9.8

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.9

Severability.  Whenever possible, each of the provisions of this Agreement shall be construed and interpreted in such a manner as to be effective and valid under applicable law.  If any provisions of this Agreement or the application of any provision of this Agreement to any party or circumstance shall be prohibited by, or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision, any other provision of this Agreement, or the application of such provision to other parties or circumstances.

9.10

Arbitration.

 Except as otherwise provided herein, any controversy, dispute or claim between the parties arising out of, related to or in connection with this Agreement or the performance or breach hereof shall be submitted to and settled by arbitration conducted by the American Arbitration Association in Chicago, Illinois, in accordance with its commercial arbitration rules as then in effect; provided that the arbitration shall be by a single arbitrator mutually selected by the Members and the Company, and if the parties do not agree within thirty (30) days after the date of notification of a request for such arbitration made by either of the parties, the selection of the single arbitrator shall be made by the American Arbitration Association in accordance with said rules.  In addition to, and not in substitution for any and all other relief in law or equity that may be granted by the arbitrator, the arbitrator may grant equitable relief and specific performance to compel compliance hereunder.  The determination of the arbitrator shall be accompanied by a written opinion of the arbitrator and shall be final, binding and conclusive on the parties, and judgment on the arbitrator's award, including without limitation equitable relief and specific performance, may be entered in and enforced by any court having jurisdiction thereof.  Fees and expenses of the American Arbitration Association and of the arbitrator shall be borne as shall be determined by the arbitrator, and the arbitrator may in his discretion award attorneys' fees and expenses in addition to any other remedy that is allowed and regardless of whether such remedy includes an award of damages.

9.11

Interpretation.  The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Members and the Company have executed this Agreement as of the date set forth above.

Members:

Wellness Center USA, Inc.:

/s/William A. Lambos, Ph.D.

By: /s/ Andrew J. Kandalepas

President

/s/Peter A. Hannouche